Exhibit 99.1

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 30, 2014

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES BOARD OF DIRECTOR APPOINTMENTS

Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) announced today that the Company’s Board of Directors has elected Robert H. Naftaly to Chairman of the Board and elected Robert F. Fix to Vice Chairman of the Board. The Board of Directors also appointed Douglas A. Gaudet to the Board of Directors effective July 25, 2014.

Robert S. Cubbin, President and Chief Executive Officer, had been acting as Interim Chairman of the Board. Mr. Cubbin commented, “We are pleased to name Robert Naftaly as Chairman of the Board and Robert Fix as Vice Chairman of the Board. They both have been valued board members and their range of overall business experience and financial expertise will help guide the Board of Directors and management in their strategic decision making.”

Commenting upon the appointment of Douglas Gaudet, Robert Naftaly stated: “We are pleased that Douglas Gaudet has agreed to join the Board of Directors. Mr. Gaudet will bring over 30 years of insurance industry experience to the Board of Directors. Mr. Gaudet has significant underwriting, product development, operations, financial and public company experience. The Board of Directors believes Mr. Gaudet will make an excellent director for the Company.”

About the Appointees

Douglas A. Gaudet, age 59, obtained his undergraduate degree from the State University of New York in 1977 and his MBA from Clarkson University in 1978.  From 1978 through 1990, Mr. Gaudet held a number of different roles and officer positions in the insurance industry, including: Underwriter for New Hampshire Insurance Company, Account Executive for Insurance Company of North America and Vice President, Association Marketing for Crum & Forster.  Between 1991 through 2004, Mr. Gaudet was President, Small Business and President Service Technology for Zurich/Maryland Casualty Insurance Company, Managing Director/Chief Underwriting officer for Crum & Forster, Executive Vice President, Insurance Operations for Harleysville Insurance Company and was Vice President for Commercial Lines at Philadelphia Consolidated. Mr. Gaudet became President & Chief Executive Officer of Penn Millers Holding Corporation, which was a publicly traded insurance holding company specializing in all lines of coverage to the commercial agribusiness. Mr. Gaudet was President & CEO, until the company was sold to ACE in 2012. Mr. Gaudet is President and CEO of Stratus Risk Underwriters, Inc., a managing general underwriter for the coastal property and private flood insurance markets. Mr. Gaudet was appointed to the Board of Directors in July, 2014 and is a member of both the Audit and Capital and Investment Committees. Mr. Gaudet is active in civic affairs and non-profit organizations where he has served as either an officer or director of the North Branch Land Trust, Wilkes-Barre General Hospital, Leadership Wilkes-Barre, Wyoming Valley United Way and the Wilkes-Barre YMCA. Mr. Gaudet earned his CPCU designation in 2008 and completed the executive education programs at the Kellogg School of Management at Northwestern University and IMD in Lausanne, Switzerland.

PR-1114

Robert H. Naftaly, age 76, obtained his undergraduate degree in accounting from Walsh College in 1959. Mr. Naftaly obtained his Certified Public Accountant Certification in 1961. Mr. Naftaly began his employment with Geller, Naftaly, Herbach and Shapiro from 1961 to 1983. He served as Director of the State of Michigan Department of Management and Budget from 1983 to 1987 and was a Vice President with Detroit Edison from 1987 to 1988. Mr. Naftaly first served as Chief Financial Officer, and later served as Chief Operating Officer for Blue Cross Blue Shield of Michigan from 1988 to 2002 and was appointed in 2002 by Governor Jennifer Granholm to Chairperson of the State Tax Commission for the State of Michigan. Mr. Naftaly is currently a member of the Michigan Association of Certified Public Accountants and the American Institute of Certified Public Accountants. He has been a director of the Company since 2002. Currently, he is Chairman of the Board, Chairman of the Compensation Committee and is a member of the Governance & Nominating Committee. Mr. Naftaly formerly served on the Board of Directors of Sun Committees, Inc. He was recently elected to the Board of Directors for Talmer Bancorp, Inc., a publicly traded company offering commercial banking services primarily in the Midwest. He serves as Chairman of the UAW Retiree Medical Benefits Committee, which administers the UAW Voluntary Employees Beneficiary Association (VEBA) Trust Fund. Mr. Naftaly serves on the Board of Directors of several Michigan charitable entities or foundations.

Robert F. Fix, age 67, obtained his undergraduate degree in economics in 1969 from Michigan State University and his PhD in economics from Iowa State University in 1973. From 1972 to 1976, Mr. Fix taught finance and economics at Iowa State University. From 1979 to 1981, Mr. Fix was an Assistant Vice President – Portfolio Manager for the Federal Home Loan Bank of Indianapolis. From 1981 to 1983, Mr. Fix served as President and Chief Operating Officer of the First Indianapolis Corporation and later served as Vice President – Investment Officer for American Fletcher National Bank from 1984 to 1987. From 1987 to 2001, Mr. Fix served as President and Chief Executive Officer of First Bank Richmond, N.A. From 1988 to 2006, Mr. Fix was President and Vice Chairman of Richmond Mutual Bancorporation, Inc. Mr. Fix formerly served as Vice Chairman of First Bank Richmond, N.A. and as Chairman of the Board of American Trust F.S.B., which are subsidiaries of First Mutual Bancorporation, Inc. Before the merger with the Company, Mr. Fix served as a director of ProCentury (“ProCentury”). He was elected to the Company’s Board of Directors on October 31, 2008. Currently, he is Chairman of Capital and Investment Committee and is a member of the Governance and Nominating Committee of the Board of Directors. Mr. Fix served on the Indiana Bankers Association Board of Directors and was Chairman from 2002 to 2003. He was formerly Chairman of the Audit Committee of the Board of Directors for the Federal Home Loan Bank of Indianapolis and was a former member of the Board of Directors of ProAlliance Corporation.

About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

PR-1114